EXHIBIT 21.1


Antigua Cement, Ltd.
Antigua Development and Construction, Ltd.
Antigua Heavy Constructors, Ltd.
Antigua Masonry Products, Ltd.
Bahamas Construction and Development, Ltd.
Bouwbedrijf Boven Winden, N.V.
Bouwbedrijf Boven Winden (Saba), N.V.
Caribbean Cement Carriers, Ltd.
Caribbean Construction and Development, Ltd.
Caribbean Heavy Construction, Ltd.
Caribbean Masonry Products, Ltd.
Cramer Construction, N.V.
Devcon Caribbean Purchasing Corp.
Devcon Masonry Products (BVI), Ltd.
Marco, Inc.
M21 Industries, Inc.
Proar Construction Materials Company, N.V.
Puerto Rico Crushing Company, Inc.
Seaward Shipping & Dredging Co., Ltd.
Societe des Carriers de Grand Case, S.A.R.L.
V.I. Cement and Building Products, Inc.





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In the first quarter of 2000 the following entities were sold:
                  Devcon Masonry Products (BVI), Ltd.
                  Caribbean Construction and Development, Ltd.